                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

               THIRD AMENDMENT AND CONSENT TO AMENDED AND RESTATED
                                CREDIT AGREEMENT

      This Third Amendment and Consent to Amended and Restated Credit Agreement (this "Third Amendment") is made as of this 8th day of March, 2005 by and among SEMCO ENERGY, INC., a Michigan corporation (the "Company"), STANDARD FEDERAL BANK N.A. ("Standard Federal") and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, "Agent").

                                    RECITALS

      A. Company, Agent and the Banks entered into that certain Amended and Restated Credit Agreement dated as of June 25, 2004 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein, as amended by that certain First Amendment to Amended and Restated Credit Agreement (the "First Amendment") dated as of November 17, 2004 and that certain Second Amendment to Amended and Restated Credit Agreement dated as of January 21, 2005 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement).

      B. Company has requested that Agent and the requisite Banks amend the Credit Agreement to, among other things, extend the Revolving Loan Termination Date and the Line of Credit Termination Date, and to amend certain other definitions in the Credit Agreement and Agent and the requisite Banks are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

      NOW, THEREFORE, Company, Agent and Banks agree:

1.    Section 1.1 of the Credit Agreement shall be amended by deleting clause
      (m) of the definition of "Consolidated Net Income" and inserting the following in its place:

            (m) any items other than those described in clauses (a) through (l) above of this definition which are properly classified under GAAP as extraordinary items;

            provided, further, that the Company may add back an amount equal to the K-1 Distributions, to the extent they were deducted in the Company's calculation of Consolidated Net Income.

2.    Section 1.1 of the Credit Agreement shall be amended by deleting clause
      (m) of the definition of "Consolidated Net Worth" and inserting the following in its place:

            Consolidated Net Worth means, as of the date of any determination thereof, the stockholders' capital (including any stock issued pursuant to the K-1 Replacement Offering, whether or not includible under GAAP) and surplus of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and which shall exclude (whether or not includible under GAAP) the principal amount of the Subordinated Notes, but without taking into account the amount of any deferred or payable in kind interest, whether or not includible under GAAP, and adding back an amount equal to all non-cash charges, less any tax deductions or credits on account of such charges, taken by the Construction Services Subsidiaries in accordance with GAAP under FAS No. 142 or FAS No. 144 occurring on or after September 30, 2003.

3. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Consolidated Operating Income" therein and inserting the following in its place:

            Consolidated Operating Income means, as of the date of any determination thereof, the operating revenues minus operating expenses of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the financial statements delivered to Agent pursuant to Sections 10.1.1 and 10.1.2 of this Agreement, as applicable but (i) excluding from the calculation hereof, whether or not otherwise includable under GAAP, the payment of $5,500,000 to Atlas Pipeline Partners, L.P. on December 31, 2004 made pursuant to the terms of that certain Settlement Agreement dated as of December 31, 2004, (ii) adding back an amount equal to all non-cash charges, less any tax deductions or credits on account of such charges, taken by the Construction Services Subsidiaries in accordance with GAAP under FAS No. 142 or FAS No. 144 occurring on or after September 30, 2003 and (iii) adding back an amount equal to the K-1 Distributions, to the extent they were deducted in calculating operating income.

4. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Current Debt of any Person" therein and inserting the following in its place:

            Current Debt of any Person means as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others, provided that Current Debt shall not include the amount of any stock issued pursuant to the K-1 Replacement Offering.

5. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Funded Debt" therein and inserting the following in its place:

            Funded Debt of any Person means (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all principal payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP; provided, that any notes of such Person evidencing Indebtedness of such Person which when issued constitute a current liability of such Person under GAAP shall not be included as Funded Debt of such Person, (ii) all Capitalized Rentals of such Person, (iii) Off Balance Sheet Liabilities and (iv) all Guaranties by such Person of Funded Debt of others, provided that Funded Debt shall not include the amount of any stock issued pursuant to the K-1 Replacement Offering.

6. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Junior Capital" therein and inserting the following in its place:

            Junior Capital means the Company's existing Trust Preferred Securities, other Subordinated Debt, other Securities issued on terms substantially similar thereto, as determined by the Required Banks, the Feline Prides and all stock issued pursuant to the K-1 Replacement Offering.

7. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Line of Credit Commitment Amount" therein and inserting the following in its place:

            Line of Credit Commitment Amount shall mean $40,806,452.00, as reduced from time to time pursuant to Section 5.1 and as increased from time to time pursuant to Section 2.1.2.

8. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Line of Credit Termination Date" therein and inserting the following in its place:

            Line of Credit Termination Date shall mean the earlier to occur of
            (a) September 23, 2005, as such date may be extended from time to time pursuant to Section 2.1.1 or (b) the date on which the Commitment to make the Line of Credit Loans shall be terminated pursuant to Section 5 or 11.

9. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "New Capital Adjustment" and inserting the following in its place

            New Capital Adjustment means that amount to be added to the minimum Consolidated Net Worth required to be maintained under Section
            10.6.3 consisting of an amount equal to one hundred percent (100%) of the proceeds of each New Capital Offering conducted by the Company or any of its Subsidiaries, net of costs of issuance, on or after January 1, 2004, on a cumulative basis, less the aggregate principal amount (excluding any capitalized interest) of any Junior Capital which is retired, prepaid, or redeemed in connection with a New Capital Offering, provided, further, that the New Capital Adjustment shall not include the K-1 Replacement

            Offering to the extent the proceeds of the K-1 Replacement Offering are used to repurchase the K-1 Shares and the Company warrants held by K-1 and each other New Capital Offering to the extent the proceeds of such offering are used to repurchase stock of the Company.

10. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Revolving Commitment Amount" therein and inserting the following in its place:

            Revolving Commitment Amount shall mean $60,000,000.00 reduced from time to time pursuant to Section 5.1 and as increased from time to time pursuant to Section 2.2.2.

11. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of "Revolving Loan Termination Date" therein and inserting the following in its place:

            Revolving Loan Termination Date means the earlier to occur of (a) September 23, 2005 or (b) such other date on which the Commitments terminate pursuant to Section 5 or 11.

12. Section 1.1 of the Credit Agreement shall be amended by inserting the following definitions in their appropriate alphabetical order:

            K-1 shall mean K-1 GHM, LLLP.

            K-1 Distributions means all dividends or payments in lieu of dividends payable to K-1 and all payments made to K-1 for the repurchase of Company warrants, such payments being due, in each case, as a result of the Company's repurchase and retirement of the K-1 Shares.

            K-1 Replacement Offering means the issuance and sale of additional shares of common or convertible preferred stock of the Company (in either a single offering, or in several different offerings) the proceeds of which are used to repurchase and retire the K-1 Shares and pay K-1 Distributions, together with certain other uses as specifically consented to by the Agent and the Required Banks.

            K-1 Shares means all Series B Preference Stock issued to K-1.

13. Section 2.5.1 of the Credit Agreement shall be amended by deleting the words "thirty days" in each place that such words appear in the Section, and inserting "seven days" in their respective places.

14. Section 10.10 of the Credit Agreement shall be amended by inserting the words "and the cash dividends paid on the stock issued in connection with the K-1 Replacement Offering" after the words "Series B Preference Stock."

15. The last sentence of Section 10.10 of the Credit Agreement is hereby deleted and the following is inserted in its place:

            Dividend payments on the Junior Capital (including any dividend paid on the stock issued pursuant to the K-1 Replacement Offering) are subject to the provisions of this Section 10.10.

16. Section 10.22 of the Credit Agreement shall be amended by deleting the words "Feline Prides" and inserting the words "Junior Capital" in their place.

17. Schedule 2.1/2.2 currently attached to the Credit Agreement shall be deleted and the new Schedule 2.1/2.2 attached hereto as Exhibit A shall be inserted in its place.

18. Exhibit C-1 currently attached to the Credit Agreement shall be deleted and the new Exhibit C-1 attached hereto as Annex 1 shall be inserted in its place.

19. Exhibit C-2 currently attached to the Credit Agreement shall be deleted and the new Exhibit C-2 attached hereto as Annex 2 shall be inserted in its place.

20. The undersigned, by execution and delivery of this Third Amendment, have consented to the K-1 Replacement Offering and the Company's repurchase of the K-1 Shares and the payment of the K-1 Distributions from the proceeds of the K-1 Replacement Offering, provided that (a) the Company, prior to such repurchase, completes the K-1 Replacement Offering, (b) all proceeds of the K-1 Replacement Offering shall promptly be used first to repurchase and retire outstanding K-1 Shares and to pay any related K-1 Distributions, provided that any proceeds remaining after the repurchase and retirement of the K-1 Shares in full and the payment of the K-1 Distributions shall be used to pay costs and expenses associated with the K-1 Replacement Offering, to repurchase, redeem, prepay or retire Junior Capital or to prepay the Revolving Loan Facility, (c) the repurchase of the K-1 Shares and completion of the K-1 Replacement Offering shall comply with all state, federal or local regulations, statutes, or court orders and any other third party restrictions on the Company and be on terms and conditions which could not reasonably be expected to have a Material Adverse Effect and shall otherwise be substantially in accordance with the terms set forth in that certain Offering Memorandum dated as of March 8, 2005, as determined by Agent in its sole discretion, and (d) no Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time of either the K-1 Replacement Offering or the repurchase and retirement of the K-1 Shares, or, in each case, result therefrom. If the Company repurchases the K-1 Shares or makes the K-1 Replacement Offering on terms not in compliance with this Section, it shall be deemed an immediate Event of Default under the Credit Agreement, which may only be waived with the written consent of the Required Banks. In no event shall the K-1 Shares be repurchased or the K-1 Distributions made with the proceeds of Advances under the Credit Agreement.

21. This Third Amendment shall become effective according to the terms hereof and as of such date (the "Third Amendment Effective Date") that the Company shall have satisfied the following conditions:

            (a) Agent shall have received:

                  (i) counterpart originals of this Third Amendment and of the
            Revolving Credit Notes and Line of Credit Notes substantially in the form attached hereto, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks;

                  (ii) Agent shall have received certified copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Third Amendment and the performance by the Company of its obligations under the Credit Agreement as amended by this Third Amendment;

                  (iii) Company shall have paid to Agent all interest, fees and other amounts owing as of such date, including additional Letter of Credit Fees (if applicable) and shall have reimbursed Agent for all fees and expenses (including reasonable attorney fees) incurred through the Third Amendment Effective Date and

                  (iv) such other documents as Agent may reasonably request.

            (b) No Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this Third Amendment.

            (c) If the Third Amendment Effective Date shall not have occurred on or before March 11, 2005, this Third Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

22. The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Third Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned's corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this Third Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this Third Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

23. Except as specifically set forth herein, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. By execution and delivery of this Third Amendment, the Company shall have been deemed to ratify and reaffirm each of its covenants, agreements and obligations under the Credit Agreement, as amended hereby, under the First Amendment, the Second Amendment and the related Loan Documents. Each reference in the Credit Agreement to "this Agreement" or "the Credit Agreement" and each reference in the other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Third Amendment, the Second Amendment, the First Amendment, and each other amendment from time to time executed and delivered in connection with the Credit Agreement.

24. Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Credit Agreement, as amended.

25. This Third Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

26. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

                     [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

      WITNESS the due execution hereof as of the day and year first above written.

                                 SEMCO ENERGY, INC.

                                 By /s/ Michael V. Palmeri
                                    -----------------------------
                                 Title Senior Vice President and
                                       --------------------------
                                       Chief Financial Officer
                                       --------------------------

                                 STANDARD FEDERAL BANK N.A., A NATIONAL
                                 BANKING ASSOCIATION, as Agent and Arranger

                                 By /s/ Greg Castle
                                    --------------------------------------
                                 Title First Vice President
                                       -----------------------------------

                                 STANDARD FEDERAL BANK N.A., A NATIONAL
                                 BANKING ASSOCIATION, as Issuing Bank, as Swing Line Bank and as a Bank

                                 By /s/ Greg Castle
                                    --------------------------------------
                                 Title First Vice President
                                       -----------------------------------

                                NATIONAL CITY BANK OF THE MIDWEST,
                                A NATIONAL BANKING ASSOCIATION,
                                FORMERLY KNOWN AS NATIONAL CITY
                                BANK OF MICHIGAN/ILLINOIS, as
                                Syndication Agent for the Line of Credit and as Documentation Agent for the Revolving Loan and as a Bank

                                By /s/ Kenneth Ehrhardt
                                   ------------------------------------------
                                Title Senior Vice President
                                      ---------------------------------------

                                U.S. BANK, N.A., as Documentation Agent for the Revolving Loan and the Line of Credit and as a Bank

                                By /s/ J. J.
                                   --------------------------------------

                                Title Vice President
                                     ------------------------------------

                                 FIFTH THIRD BANK, EASTERN MICHIGAN,
                                 as Documentation Agent for the Line of Credit and as a Bank

                                 By /s/ Carol C. Gaggos
                                    --------------------------------------

                                 Title  Vice President
                                       -----------------------------------

                                 THE HUNTINGTON NATIONAL BANK, as a Bank

                                 By /s/ Kevin D. Szachta
                                    ------------------------------------------

                                 Title Vice President
                                       ---------------------------------------

                                    Exhibit A

                                SCHEDULE 2.1/2.2

                                                                          REVOLVING LOAN
                                      LINE OF CREDIT     REVOLVING LOAN    FACILITY PRO
                  LINE OF CREDIT PRO  PRO RATA SHARE   FACILITY PRO RATA    RATA SHARE    PRO RATA SHARE
      BANKS        RATA SHARE AMOUNT    PERCENTAGE       SHARE AMOUNT       PERCENTAGE      PERCENTAGE
      -----       ------------------  ---------------  -----------------  --------------  --------------
STANDARD FEDERAL
      BANK          $14,690,323.30        36.00%        $21,600,000.85        36.00%          36.00%

  NATIONAL CITY     $ 8,161,290.22        20.00%        $11,999,999.74        20.00%          20.00%

     US BANK        $ 6,529,032.17        16.00%        $ 9,599,999.79        16.00%          16.00%

   FIFTH THIRD      $ 6,529,032.17        16.00%        $ 9,599,999.79        16.00%          16.00%

   HUNTINGTON       $ 4,896,774.13        12.00%        $ 7,199,999.83        12.00%          12.00%

     TOTALS         $40,806,452.00       100.00%        $60,000,000.00       100.00%         100.00%

                                     ANNEX 1

                                   EXHIBIT C-1

                               LINE OF CREDIT NOTE

$_____________                                             ___________, _______

      On the Line of Credit Termination Date, FOR VALUE RECEIVED, SEMCO Energy, Inc., a Michigan corporation (the "Company"), promises to pay to the order of [insert Bank] (the "Bank") at Troy, Michigan, care of the Agent (for the account of the Bank's Eurodollar Office with respect to any Eurodollar Loans hereunder and for the account of the Bank with respect to any Base Rate Loans hereunder) in lawful money of the United States of America so much of the sum of [insert amount derived from Pro Rata Shares] Dollars ($________), as may from time to time have been advanced by the Bank to the Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of June 25, 2004 made by and among the Company and certain banks signatory thereto, including the Bank, and Standard Federal Bank N.A., a national banking association, as Agent for such banks, as the same may be amended or otherwise modified from time to time (the "Credit Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Loans made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

      This Note is a Line of Credit Note under which Line of Credit Loans (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

      This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

      This Note amends, restates and replaces in its entirety the Line of Credit Note made by the Company in favor of the Bank dated June 25, 2004 (the "Prior Note"), with the intended effect that all indebtedness and other obligations evidence by the Prior Note shall continue to be outstanding under this Note. The Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon.

      Nothing herein shall limit any right granted to the Bank by any other instrument or by law.

                                        SEMCO ENERGY, INC.

                                        By:______________________________

                                        Its:______________________________

                                     ANNEX 2

                                   EXHIBIT C-2

                          FORM OF REVOLVING CREDIT NOTE

$_____________                                              ___________, _______

      On the Revolving Loan Termination Date, FOR VALUE RECEIVED, SEMCO Energy, Inc., a Michigan corporation (the "Company"), promises to pay to the order of [insert Bank] (the "Bank") at Troy, Michigan, care of the Agent (for the account of the Bank's Eurodollar Office with respect to any Eurodollar Loans hereunder and for the account of the Bank with respect to any Base Rate Loans hereunder) in lawful money of the United States of America so much of the sum of [insert amount derived from Pro Rata Shares] Dollars ($___________), as may from time to time have been advanced by the Bank to the Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of June 25, 2004 made by and among the Company and certain banks signatory thereto, including the Bank, and Standard Federal Bank N.A., a national banking association as Agent for such banks, as the same may be amended or otherwise modified from time to time (the "Credit Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Loans made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

      This Note is a Revolving Credit Note under which Revolving Loans of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by the Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

      This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

      This Note amends, restates and replaces in its entirety the Revolving Credit Note of Credit Note made by the Company in favor of the Bank dated June 25, 2004 (the "Prior Note"), with the intended effect that all indebtedness and other obligations evidence by the Prior Note shall continue to be outstanding under this Note. The Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon.

      Nothing herein shall limit any right granted to the Bank by any other instrument or by law.

                                        SEMCO ENERGY, INC.

                                        Its:______________________________